Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 11, 2005, except for Note 14 as to which the date is September 9, 2005, in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-124565) and related Prospectus of Avalon Pharmaceuticals, Inc. for the registration of 2,750,000 shares of its common stock.

/s/ Ernst & Young LLP

McLean, Virginia
September 9, 2005